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Exhibit 99.1

Execution Copy

SECOND AMENDED AND RESTATED INVESTOR AGREEMENT

        This SECOND AMENDED AND RESTATED INVESTOR AGREEMENT ("Agreement") is made as of this 18th day of March, 2004 by and among FIBERSTARS, INC., a California corporation (the "Company"), ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation ("ADLT"), ADLT CLASS 7 LIQUIDATING TRUST, u/a/d January, 2004 (the "Trust"), and UNISON FIBER OPTIC LIGHTING SYSTEMS, LLC., a Delaware limited liability company and a wholly-owned subsidiary of ADLT ("Unison").

RECITALS

        A.    WHEREAS, on January 1, 2000 the Company, ADLT and Unison entered into a Restated Investor Agreement (the "Original Agreement") which contained, among other things, certain restrictions on the transfer of Voting Securities (as defined herein) held by ADLT and Unison;

        B.    WHEREAS, on February 1, 2000, the Company issued to Unison four warrants, Warrant Nos. 1 through 4, each for the acquisition of up to two-hundred fifty thousand (250,000) shares of the Company's common stock (for an aggregate of up to one million (1,000,000) shares of the Company's common stock) (the "Warrants") subject to the achievement of certain metrics set forth therein, the extent of achievement of which metrics has become the subject of disagreement between ADLT and the Company;

        C.    WHEREAS, prior to the date hereof, Unison transferred all of its interest in the Warrants to ADLT, and, accordingly, the parties (including Unison) desire to terminate Unison's obligations under the Original Agreement;

        D.    WHEREAS, ADLT has proposed (i) to exercise and acquire five-hundred and eighteen thousand (518,000) shares of Company common stock under the Warrants by exercising Warrant No. 2 in full, and Warrant Nos. 1 and 3, in part (for 208,000 and 60,000 shares, respectively), (ii) to transfer all of its Voting Securities (including the 518,000 Company common shares to be issue as set forth at "(i)," hereof) to the Trust, an amount equal to 1,541,011 Company common shares, (iii) to divide and assign such portions of Warrant No. 1 representing the right to acquire up to an aggregate of 42,000 Company common shares to two former Unison employees in satisfaction of certain of its commitments to the same (specifically, the right to acquire up to 28,000 Company common shares to a John Davenport and the right to acquire up to 14,000 Company common shares to a Roger Beulow), (iv) to divide and assign such portions of Warrant Nos. 3 and 4 representing the right to acquire up to an aggregate of 7.5% of the Company common shares remaining under such Warrants to two former Unison employees in satisfaction of certain of its commitments to the same (specifically, 5% of such Warrants to a John Davenport and 2.5% of such Warrants to a Roger Beulow), and (v) to retain the under the balance of divided Warrant Nos. 3 and 4 the right to acquire up to an aggregate of four hundred and seven thousand (407,000) shares of Company common stock, subject to the terms and conditions thereof, and the Company has agreed to grant its consent to the above exercise, transfer and/or assignment, subject to the terms and conditions hereinafter set forth; and

        WHEREAS, the parties hereto wish to amend and restate the Original Agreement to effect the agreements described in the foregoing recitals and certain other arrangements hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual provisions of this Amended and Restated Investor Agreement, the Company, ADLT, the Trust and Unison agree as follows:

  1.
  Definitions. As used herein, the term:

            (a)   "affiliate," with respect to a specified person, means a person that controls, is controlled by or is under common control with such specified person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

            (b)   "Board" means the board of directors of the Company.

            (c)   "Change in Control" shall mean the occurrence of, any of the following:

              (i)    any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than ADLT or its affiliate(s), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities;

              (ii)   the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Voting Securities of such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

              (iii)  the stockholders of the Company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company's assets.

            (d)   "Directors" means the directors serving on the Board.

            (e)   "Effective Date" means March 18, 2004.

            (f)    "Minimum Interest" means Voting Securities representing voting power of not less 7.5% of the voting power of all then-outstanding Voting Securities (as determined if all outstanding Voting Securities were voting together).

            (g)   "Plan" means the Fourth Amended Chapter 11 Plan of Reorganization filed by Saratoga Lighting Holdings LLC, ADLT and certain other "debtor" parties thereto with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, together with any and amendments thereto approved by such court.

            (h)   "Proposed Change of Control" shall mean the receipt by the Board or Company management of a bona fide proposal by a third party setting forth a plan of action pursuant to which Voting Securities representing Voting power of the Company in excess of 40% of the Company would be beneficially held, directly or indirectly, by such third party (by merger, purchase of assets or purchase of stock) upon consummation of such plan.

            (i)    "Rights Agreement" means the Rights Agreement, dated September 20, 2001, as amended, between the Company and Mellon Investor Services LLC.

          2.     Transfer of Voting Securities and Division and Assignment of Warrant No. 3. The Company, to the extent it has not already done so, hereby agrees to use its best efforts to cause the Rights Agreement to be amended prior to the Effective Date to exclude the Trust from becoming an "Acquiring Person" (as defined in the Plan) by virtue of the Transfer (as defined below), it being understood and agreed that the purpose of such amendment is to preclude the Transfer from causing an issuance of "Rights" (as defined in the Plan) under the Plan. The Company hereby consents to the transfer on or after the Effective Date 1,541,011 Fiberstars Common Shares held by ADLT to the Trust (the "Transfer"). The Transfer shall be effected pursuant to one or more instruments of assignment in form and substance reasonably acceptable to the Company. ADLT hereby covenants to effect the division and partial assignments of described at Recital D, hereof, and the Company hereby consents to such division and assignment. Concurrently with the Transfer, the Trust shall concurrently execute and deliver to the Company an instrument of assumption in form and substance reasonably acceptable to the Company, and which instrument shall, in any event, provide for the Trust's agreement to be bound by the terms and conditions applicable to Company security holders under the Rights Agreement, as amended.

          3.     Board Matters. Effective on the Effective Date, all of ADLT's rights to nominate persons to the Board shall terminate and be of no further force or effect. The Trust hereby acknowledges that it does not and will not receive any right to nominate persons to the Board..

          4.     Unison Matters. Effective as of the date hereof, all of Unison's rights and obligations under the Original Agreement shall terminate and be of no further force or effect.

          5.     Standstill Agreement.

            (a)   Voting Trust, etc. Excluding the Transfer, none of ADLT, any affiliated entity and the Trust shall deposit any securities of the Company entitled to vote with respect to the election of any directors of the Company ("Voting Securities") in a voting trust, or, except as otherwise provided herein, subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities.

            (b)   Solicitation of Proxies. Without the Company's prior written consent, none of ADLT, any affiliated entity or the Trust shall solicit proxies with respect to any Voting Securities, nor shall any of them become, with respect to the election or removal of any of the Company's directors, a "participant" within the meaning of Rule 14a-11 of Regulation 14A under the Exchange Act; provided, however, that ADLT shall not be deemed to be a "participant" under such role by reason of the membership of its designee on the Board.

            (c)   Acts in Concert with Others. Excluding the Transfer, none of ADLT, any affiliated entity and the Trust shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person, for the purpose of acquiring, holding, voting or disposing of Voting Securities. The foregoing prohibition shall not prevent ADLT, any affiliate or the Trust from joining a partnership, limited partnership, syndicate or other group not formed or perpetuated for any such purpose which acquires, holds or disposes of Voting Securities, provided that none of ADLT, any affiliated entity and the Trust is able, either directly or indirectly, to vote such Voting Securities.

          6.     Notice of Voting Securities Purchases and Sales; Further Assurances. From and after the Effective Date, and until such times as the Trust holds less than the Minimum Interest, the Trust shall advise the management of the Company as to its and its affiliated entities' plans to acquire or dispose of beneficial ownership of any Voting Securities, or rights thereto, reasonably in advance of any such action. All purchases of Voting Securities of the Company by ADLT, its affiliated entities and the Trust shall be made in compliance with applicable laws and regulations. Each of the parties hereto shall cooperate with the other parties hereto and provide reasonable assistance as may be required in order to implement the provisions of this Agreement.

          7.     Voting. Unless the Company otherwise consents in writing, from and after the Effective Date and until such time as the Trust no longer holds at least the Minimum Interest, the Trust shall take such action as may be required so that all of its Voting Securities are voted with management on all matters, other than the election of directors, to be voted on by holders of Voting Securities in not less than the same proportion as the votes cast by the other holders of Voting Securities with respect to such matters.

          8.     Restrictions on Transfer of Voting Securities. Except for the Transfer, neither ADLT nor any affiliated entity shall dispose of beneficial ownership or voting control of Voting Securities or any right thereto, except in accordance with applicable state and federal securities laws. The Trust shall not dispose of beneficial ownership or voting control of Voting Securities or any right thereto except (i) to the Company or any person or group approved by the Company; (ii) to a corporation or other entity of which the Trust owns not less than 50% of the voting power entitled to be cast in the election of directors or managers, as the case may be (a "Controlled Enterprise"), so long as such Controlled Enterprise agrees to hold such Voting Stock subject to all the provisions of this Agreement, including this Section 8, and agrees to transfer such Voting Securities to the Trust or another Controlled Enterprise of the Trust if it ceases to be a Controlled Enterprise of the Trust; (iii) pursuant to a bona fide public offering registered under the Securities Act of either Voting Securities or securities exchangeable or exercisable for Securities (in which the Trust obtains more than 10% of the offering and the Trust does not have the ability to select the purchasers); (iv) pursuant to Rule 144 under the Securities Act (provided that if Rule 144(k) is available, such transfer nevertheless is within the volume limits and manner of sale requirements applicable to non-144(k) transfers under Rule 144); (v) in transaction not described in (i), (ii), (iii), (iv), (vi) or (vii) hereof so long as such transactions do not, directly or indirectly, result in any person or group owning or having the right to acquire or intent to acquire beneficial ownership of Voting Securities with aggregate voting power of 5% or more of the aggregate voting power of all outstanding Voting Securities (as determined if all Voting Securities were voting together) except during any period that the effectiveness of a Form S-3 Registration Statement filed or to be filed pursuant to Exhibit A covering such Voting Securities is revoked, withdrawn, suspended during any "black-out" period or unreasonably delayed, in which case such aggregate voting power threshold shall be 10% rather than 5%; (vi) the transfer of any warrant for Voting Securities issued by the Company to a person or persons approved in advance by the Company to the extent that the exercise or conversion of such warrant by the Trust would violate the Hart Scott Rodino Act or, in the opinion of counsel, would otherwise be a potential violation of antitrust law, or (vii) in response to an offer to purchase or exchange for cash or other consideration any Voting Securities that (a) is made by or on behalf of the Company, or (b) is made by another person or group and is not opposed by the Board within the time such Board is required, pursuant to regulations under the Exchange Act, to advise Company stockholders of such Board's position on such offer. The Trust's obligations pursuant to this Section 8 shall terminate effective upon the first date that the Trust ceases to hold the Minimum Interest.

          9.     Registration Rights. The parties hereto agree that, upon Transfer, any and all registration rights, if any, which may have existed prior to Transfer with regard to any of the Voting Securities so transferred shall terminate upon Transfer; provided, however, that upon Transfer the Trust shall have such S-3 Registration rights with regard to the Voting Securities so Transferred as are set forth at Exhibit A hereto, which Exhibit A is incorporated herein by reference, provided that any such transferee shall first enter into with the Company a writing acceptable to the Company whereby the transferee agrees to be bound by Sections 1.1(a), 1.1(d), 1.1(f), the last paragraph of 1.1, 1.2, 1.3(b) and 1.3(c) set forth at Exhibit A, but only to the extent of such transferees ownership of the Registrable Securities. The Transfer notwithstanding, the Trust retains its obligation to bear the expenses incurred by the Company in connection with the registration procedures as set forth at the second to last paragraph of Section 1.1 of Exhibit A.

          10.   Governing Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents centered into and to be performed entirely within California.

          11.   Successors and Assigns. This Agreement, and the rights and obligations hereunder, may not be assigned without the prior written consent of the Company; provided, however, that the registration rights described on Exhibit A hereto shall be transferable to permitted transferees and assignees of the Voting Securities. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators and permitted assigns of the parties hereto.

          12.   Termination. Upon a Change in Control, the obligations and rights of the parties contained in Section 5 entitled "Standstill Agreement," Section 6 entitled "Notice of Voting Securities Purchase and Sale" and Section 8 "Restrictions on Transfer of Voting Securities" shall immediately terminate and the conduct of the parties shall no longer be restricted or bound thereby; provided, however, that any such termination is not intended by the parties to affect limitations independently imposed by the Company's Rights Agreement, as amended.

          13.   Expenses. The Trust shall reimburse the Company for all its reasonable expenses (including without limitation its reasonable attorneys' fees) incurred in connection with the Transfer including, without limitation, the negotiation, preparation and implementation of this Agreement promptly upon presentation of a reasonable summary thereof and copies of all relevant invoices incurred.

          14.   Trustee Liability. This Agreement, to the extent executed by any person in his capacity as trustee of a trust, is executed by such person solely as such trustee and not in an individual capacity. The execution by such person of this Agreement in his capacity as trustee shall not create any liability on, or require the performance of any covenant by, any such trustee individually nor subject the individual property of any such trustee to any liability.

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Agreement effective as of the date and year first above written.

FIBERSTARS, INC		ADVANCED LIGHTING TECHNOLOGIES, INC.

By:	/s/ David N. Ruckert Name: David N. Ruckert Title: President, CEO	By:	/s/ Wayne R. Hellman Name: Wayne R. Hellman Title: Chairman and CEO

ADLT CLASS 7 LIQUIDATING TRUST,		UNISON FIBER OPTIC LIGHTING SYSTEMS, LLC
By:	Bridge Associates, LLC, Trustee	By:	ADVANCED LIGHTING TECHNOLOGIES, INC., its sole member
By:	/s/ Jean FitzSimon , Jean FitzSimon, Authorized Signatory	By:	/s/ Wayne R. Hellman Name: Wayne R. Hellman Title: Chairman and CEO

EXHIBIT A

1.
Registration of the Shares; Compliance with the Securities Act.

1.1
Registration Procedures and Expenses. The Company hereby agrees that it shall:

        (a)   if requested (and it qualifies under applicable SEC rules) to undertake an S-3 registration by the Trust with regard to the Voting Securities subject to the Transfer (including, the Employee Shares should the Employees execute a joinder agreeing to be bound by the terms and provisions of the Exhibit A), subject to receipt of necessary information from the Trust and the Employees, prepare and file with the SEC as soon as practicable following such request a registration statement on Form S-3 (the "Registration Statement"), which Registration Statement shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statement therein, in light of the circumstances in which they were made, not misleading, to enable the resale of the shares of Company Common Stock subject to the Transfer (the "Registrable Shares") by the Trust from time to time on the Nasdaq and use all reasonable efforts to cause such Registration Statement to be declared effective as promptly as possible after filing and to remain continuously effective until the earlier of (i) the later of the third anniversary of the Transfer, plus, in each case, a number of days equal to the number of days, if any, the Registration Statement is suspended or not effective beyond the Grace Period, (ii) such time as all Registrable Shares subject to the Transfer may immediately be sold during any 90 day period pursuant to Rule 144 under the Securities Act, or (iii) the closing of an acquisition of the Registrable Securities in exchange for publicly traded stock (i.e., stock that has been registered under the Securities Act for issuance to such Investor and is listed on a national securities exchange or Nasdaq) of another entity (the "Registration Period"). In the event that Form S-3 is unavailable for such registration, the Company shall use such other form as is available for such a registration. For purposes of this Section 1.1(a), "Grace Period" shall mean a suspension under Section 1.2(b) and 1.2(c) in excess of sixty (60) days in the aggregate in any twelve month period of time;

        (b)   prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period;

        (c)   furnish to the Trust with respect to the Registrable Shares registered under the Registration Statement such reasonable number of copies of the Registration Statement, prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as the Trust may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Trust;

        (d)   file documents required of the Company for normal blue sky clearance in states specified in writing by the Trust, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

        (e)   use its reasonable best efforts to cause the Registrable Shares to be listed on Nasdaq in connection with the filing of the Registration Statement under Section 1.1(a); and,

        (f)    the Company shall permit a single firm of legal counsel ("Legal Counsel") designated by the holders of at least a majority of the Registrable Shares to review the Registration Statement and all amendments and supplements thereto a reasonable period of time prior to their filing with the SEC.

        The Trust shall bear all expenses incurred by the Company in connection with the procedures in paragraph (a) through (f) of this Section 1.1 and the registration of the Registrable Shares pursuant to the Registration Statement in addition to the legal fees and expenses of Legal Counsel or other advisers to the Trust or underwriting discounts, brokerage fees and commissions incurred by the Trust, if any.

        It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1.1 that the Trust shall furnish to the Company such information regarding itself, the Registrable Shares to be sold by the Trust, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Shares.

  1.2
  Transfer of Registrable Shares After Registration; Suspension.

        (a)   [INTENTIONALLY OMITTED].

        (b)   In addition to any suspension rights under paragraph (c) below, the Company may, upon the happening of any event, that, in the judgment of Company's board of directors, renders it advisable to suspend use of the prospectus for no more than sixty (60) days in the aggregate in any twelve (12) month period of time due to pending corporate developments, public filings with the SEC or similar events, suspend use of the prospectus on written notice to each Investor (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended suspension, if known), in which case Trust shall discontinue disposition of Registrable Shares covered by the Registration Statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Trust or until the Trust is advised in writing by the Company that the use of the applicable prospectus may be resumed.

        (c)   Subject to paragraph (d) below, in the event of: (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related prospectus or for additional information, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, (iv) any event or circumstance which necessitates the making of any changes in the Registration Statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Trust (the "Suspension Notice") to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended suspension, if known), and, upon receipt of such Suspension Notice, the Trust will refrain from selling any Registrable Shares pursuant to the Registration Statement (a "Suspension") until the Trust's receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its reasonable best efforts to cause the use of the prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Investors.

        (d)   Provided that a Suspension is not then in effect, the Trust may sell Registrable Shares under the Registration Statement, provided that the Trust arranges for delivery of a current prospectus to the transferee of such Registrable Shares.

        (e)   In the event of a sale of Registrable Shares by the Trust, the Trust must also deliver to the Company's transfer agent, with a copy to the Company, a Certificate of Subsequent Sale in such form as the Company and its transfer agent may reasonably request so that ownership of the Registrable Shares may be properly transferred.

        (f)    For so long as the Company will have a class of securities registered under Section 12(b) or Section 12(g) of the Exchange Act, the Company covenants that it will file, on a timely basis, any reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder and keep all such reports and public information current to the extent required by Rule 144 under the Securities Act for a period of three (3) years after the Transfer.

        1.3   Indemnification. For the purpose of this Section 1.3 only, (i) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 1.1(a); and (ii) the term "untrue statement" shall include any untrue statement or any omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (a)   The Company agrees to indemnify and hold harmless each the Trust and its trustee and the directors, partners, officers, advisors, agents, representatives and employees of either (and each person, if any, who controls such Trust within the meaning of section 15 of the Securities Act) from and against any losses, claims, damages or liabilities to which the Trust and its trustee and the directors, officers, advisors, agents, representatives and employees of either (or such person, if any, who controls such Trust within the meaning of section 15 of the Securities Act) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or (ii) any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will reimburse the Trust and its trustee (and each person, if any, who controls the Trust within the meaning of section 15 of the Securities Act) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Trust specifically for use in preparation of the Registration Statement or the failure of the Trust to comply with its covenants and agreements contained in Section 1.2 hereof or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Trust prior to the pertinent sale or sales by the Trust.

        (b)   The Trust agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement if, and to the extent, such untrue statement was made in reliance upon and in conformity with information furnished by or on behalf of the Trust in writing specifically for use in preparation of the Registration Statement, and the Trust will reimburse the Company (or such officer, director or controlling person) or other Investor, as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

        (c)   Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 1.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 1.3 (except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend such action) or from any liability otherwise than under this Section 1.3. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

        (d)   If the indemnification provided for in this Section 1.3 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Trust on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or the Trust on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Trust agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        1.4   Termination of Conditions and Obligations. The conditions precedent imposed by Section 1 upon the transferability of the Registrable Shares shall cease and terminate as to any particular number of the Registrable Shares when such Registrable Shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Registrable Shares or at such time as an opinion of counsel reasonably satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act or upon evidence reasonably satisfactory to the Company that such registration is not required, or sold pursuant to Rule 144 of the Securities Act or another applicable exemption.

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  Exhibit 99.1
  Execution Copy
EXHIBIT A